UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
July 23, 2008 (June 17, 2008)
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11727 (Commission File Number)	73-1493906 (IRS Employer Identification Number)
3738 Oak Lawn Avenue,
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously reported on June 17, 2008, Energy Transfer Partners, L.P. (the “Partnership”) approved the appointment of Martin Salinas as Chief Financial Officer of the Partnership, effective June 16, 2008. On July 22, 2008, the Partnership finalized the definitive terms of Mr. Salinas’ compensation arrangement in light of his new role. Effective July 21, 2008, Mr. Salinas will receive an annual base salary of $350,000 and will be eligible for a discretionary cash bonus of between 125% and 150% of his base salary. He will also receive a one-time cash bonus of $14,500. Mr. Salinas will continue to be eligible to participate in our Amended and Restated 2004 Unit Plan and our other benefit plans on terms consistent with those applicable to other executives generally.
     In addition, pursuant to an equity award agreement between Mr. Salinas and the Partnership dated July 22, 2008, Mr. Salinas will receive 240,000 restricted common units representing limited partner interests of Energy Transfer Equity, L.P. (“ETE”). The ETE common units are subject to vesting at 20% of the aggregate number of ETE common units on each anniversary of July 1, 2008, based on continued employment with the Partnership on each such anniversary date. The unvested portion of the equity award will become 100% vested upon a change of control of the Partnership. The agreement also provides that the Partnership is obligated to make cash payments to Mr. Salinas in the same amounts and at the same times as the cash distributions ETE makes on a number of ETE common units equal to the unvested portion of Mr. Salinas’ equity award. A partnership controlled by John W. McReynolds, the President of ETE, has entered into an agreement with the Partnership pursuant to which this partnership has agreed to satisfy the Partnership’s obligations under the equity award agreement between the Partnership and Mr. Salinas.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
	By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

Date: July 22, 2008		/s/ Kelcy L. Warren
Kelcy L. Warren
Chief Executive Officer